Exhibit 23.2

Consent of Independent Auditors
The Members
Southern Diversified Timber, LLC:

We consent to the incorporation by reference in the registration statements (Nos. 333-200002 and 333-200002-01) on Form S-3 of Plum Creek Timber Company, Inc. and Plum Creek Timberlands, L.P. and registration statements (Nos. 333-181230 and 333-123146) on Form S-8 of Plum Creek Timber Company, Inc. of our report dated February 16, 2016, with respect to the balance sheets of Southern Diversified Timber, LLC as of December 31, 2015 and 2014, and the related statements of operations, members’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Plum Creek Timber Company, Inc.

/s/ KPMG LLP

Portland, Oregon
February 16, 2016